UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK NEW YORK MUNICIPAL INCOME TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Your Vote Matters BlackRock New York Municipal Income Trust (NYSE: BNY) BlackRock is fighting for you. Vote now and make your voice heard: Vote today! Defend your fund, save your income. Vote today: Phone Online WHITE proxy card How to vote: FOR the BlackRock nominees HOW TO VOTE: Use the WHITE proxy card, and vote FOR your experienced nominees. 1. To Elect the Class II Board Member Nominees. 01 J. Phillip Holloman 02 Arthur P. Steinmetz For All Withhold All For Except All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ! IMPORTANT: Do not return any gold proxy card from Saba BlackRock is delivering real value: Your Fund outperformed peers in 20231 Total shareholder returns (2023)1 8.70% 7.00% BNY Peer median Actions taken by your Board and management team have narrowed BNY’s discount to NAV Discount narrowing2 27.1% Discount to NAV2 13.2% 12/31/20229.6% 5/24/2024 Sustainable distributions grew, more than peers1 Distribution enhancements (May 2023-May 2024)1 +41.0% BNY +29.9% Peers Meaningful fee waivers increase your return on investment As recently as May 2024, BlackRock announced further fee waivers to maximize your taxexempt income3 ! Since takeover, investors in Saba- managed CEFs have seen management fees increase. BlackRock 1 Broadridge; Bloomberg as of 5/24/2024; Peer set includes MYN, MHN, VTN, NRK, NAN, PNF, PNI, and PYN; Total shareholder return on price annualized for periods longer than 1 year (assumes dividends are reinvested); Distribution growth over last year 2 12/31/2022 – 5/24/2024; Morningstar/BlackRock data as of 5/24/2024 3 BlackRock Press Release (5/20/2024)

The truth about Saba Setting the record straight Saba has made numerous unsubstantiated claims about BlackRock, your Fund, and your Board—but they do not add up. Myth Saba claims that its actions are in the best interest of CEF shareholders Reality Saba has chosen to use its vast resources to buy large stakes in closed-end funds (CEF), engage in costly proxy fights, and force actions that provide Saba with a quick profit for themselves at your expense. Myth Saba claims BlackRock CEFs aren’t delivering results for investors Reality BlackRock CEFs have delivered consistent long-term value over time, generating $3.6 billion in gains in 2023 alone while paying shareholders $3.1 billion per year via dividends 4. We have also repurchased $1.3 billion in shares, generating over $200 million in gains 5. Myth Saba claims to be a better CEF manager than BlackRock Reality BlackRock has a 35+ year track record of delivering long-term value for CEF shareholders. At the funds Saba has taken over (BRW, SABA), shareholders are now exposed to riskier strategies, leaving them with a fund that no longer serves their original goals, as well as higher management fees. Saba’s CEF track is marked by failure and underperformance 6: BRW Total Shareholder Return 6 BRW Morningstar US CEF Bank Loans BlackRock Bank Loans Funds Median Since takeover (6/4/2021 — 5/24/2024) 13.4% 18.0% 30.6% 4 Annualized estimate based on June 2024 dividends for BlackRock closed-end funds 5 BlackRock. Since inception of the funds’ repurchase programs to 4/30/2024. Date of inception of BCAT, ECAT, BIGZ, BMEZ and BSTZ repurchase programs is 11/19/2021. Date of inception of BFZ, BNY, MHN, MPA and MYN repurchase programs is 11/15/2018 6 Bloomberg as of 5/24/2024; Total shareholder return on price (assumes dividends are reinvested) 841632-002

Vote today. Make your voice heard, and save your fund and your investment. This is no time for taking chances. We need all shareholders to vote on the enclosed WHITE proxy card today to preserve YOUR Fund: 1. To Elect the Class II Board Member Nominees. 01 J. Phillip Holloman 02 Arthur P. Steinmetz Withhold All For Except All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. How do I vote? Vote online Using the website provided on YOUR enclosed WHITE proxy card and following the simple instructions Vote by phone By calling the toll-free number on YOUR enclosed WHITE proxy card and following the simple instructions Vote by mail Do NOT send back any proxy card you may receive from Saba If you have already sent back the proxy card received from Saba, you can still change your vote by promptly voting on the WHITE proxy card, which will replace the proxy card you previously completed. If you have any questions about the proposal to be voted, please feel free to contact Georgeson LLC (“Georgeson”), toll free at 1-866-529-0358. Important information about the Fund This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock New York Municipal Income Trust (BNY). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities. Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares. Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount. © 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners. June 2024 | BlackRock New York Municipal Income Trust (BNY) 841632-002 Not FDIC Insured Page 3 May Lose Value No Bank Guarantee BNY_2024_FL6